Exhibit 99.1

MARATHON OIL CORPORATION REPORTS FOURTH QUARTER AND FULL-YEAR 2004 RESULTS

HOUSTON, January 27 – Marathon Oil Corporation (NYSE: MRO) today reported fourth quarter 2004 net income of $429 million, or $1.23 per diluted share.  Net income in the fourth quarter 2003 was $485 million, or $1.57 per diluted share.  Marathon reported fourth quarter 2004 net income, adjusted for special items, of $415 million, or $1.19 per diluted share, compared to net income adjusted for special items, of $203 million, or $0.65 per diluted share, for fourth quarter 2003.

Marathon reported 2004 net income of $1.261 billion, or $3.73 per diluted share.  Net income in 2003 was $1.321 billion, or $4.26 per diluted share.  Marathon reported 2004 net income, adjusted for special items, of $1.369 billion, or $4.05 per diluted share, compared to net income adjusted for special items, of $1.073 billion, or $3.45 per diluted share, for 2003.

Earnings Highlights

	Quarter ended December 31		Year ended December 31
(Dollars in millions, except per diluted share data)	2004	2003	2004	2003
Net income adjusted for special items*	$415	$203	$1,369	$1,073
Adjustments for special items (After tax):
Impairment of certain oil and gas properties	(34)	—	(34)	—
Gain (loss) on U.K. long-term gas contracts	65	(19)	(57)	(38)
Corporate insurance adjustment	(17)	—	(17)	—
Gain on asset dispositions	—	278	—	340
Adjustment to loss on disposition of U.S. Steel	—	8	—	8
Interest on tax deficiency adjustment	—	15	—	15
Loss on joint venture dissolution	—	—	—	(77)
Net income	$429	$485	$1,261	$1,321
Net income - per diluted share	$1.23	$1.57	$3.73	$4.26
Net income adjusted for special items* - per diluted share	$1.19	$0.65	$4.05	$3.45
Revenues and other income	$14,306	$11,101	$49,907	$41,234

* See page 8 for a discussion of net income adjusted for special items.

2004 Highlights

•                  Continued Strong Exploration Success

•                  Announced six discoveries in four countries

•                  Strengthened Core Areas

•                  Completed condensate expansion and advanced liquefied petroleum gas (LPG) expansion projects in Equatorial Guinea

•                  Alvheim plan of development and operation (PDO) approved by Norwegian Government

•                  Agreement reached to develop Vilje through Alvheim infrastructure

•                  Irish authorities grant planning permission for Corrib development

•                  Increased Proved Reserve Base

•                  Added net proved reserves of approximately 221 million barrels of oil equivalent (mmboe)

•                  Strengthened Marathon Ashland Petroleum LLC (MAP) Assets

•                  Completed Catlettsburg, Kentucky, refinery repositioning project

•                  Increased crude oil capacity at Garyville, Louisiana, refinery

•                  Achieved record refinery crude and feedstock throughputs for fourth quarter and full-year

•                  Continued strong Speedway SuperAmerica same store merchandise sales gains

•                  Progressed Detroit refinery expansion – project on schedule for completion late 2005

•                  Advanced Integrated Gas Strategy

•                  Sanctioned Equatorial Guinea liquefied natural gas (LNG) project – Train I construction on schedule for first deliveries of LNG in late 2007

•                  Signed LNG supply agreement for Elba Island LNG regas terminal capacity rights

•                  Successfully completed operation of gas-to-liquids (GTL) demonstration plant

“Marathon’s strong fourth quarter and full-year 2004 earnings demonstrate the ongoing progress we are making in focusing and executing on key business strategies that are fueling profitable growth,” said Clarence P. Cazalot, Jr., Marathon president and CEO.  “2004 was marked by strong commodity prices, tight supplies of finished product due in part to constraints of the U.S. refining system, severe weather in the Gulf of Mexico, and an overall narrowing of the oil supply/demand balance in the face of growing worldwide demand for energy.  While we were challenged by these market factors, each of the company’s three business segments improved profitability over 2003.  In particular, MAP achieved its second best year since being formed in 1998, once again demonstrating the value of Marathon’s fully integrated strategy.”

Continued Strong Exploration Success

Marathon continued its successful exploration program with six discoveries during 2004 in Norway, Angola, the Gulf of Mexico and Equatorial Guinea.  These discoveries reflect the company’s balanced exploration strategy which places greater emphasis on near-term production and lower risk opportunities, while retaining an appropriate exposure to longer-term options.

In the fourth quarter, the company announced the Gardenia natural gas and condensate discovery on the Alba Block (Sub Area B) offshore Equatorial Guinea, approximately 11 miles southwest of the Alba field.  The well encountered 150 feet of net gas/condensate pay in the Upper Isongo section, which is also productive in the Alba field.  A 60 foot net pay interval was tested at a stabilized rate of 18.6 million cubic feet of gas and 1,300 barrels of condensate per day.  The company is evaluating development scenarios for Gardenia, one of which includes production through the Alba field infrastructure and the future LNG facility under construction on Bioko Island.  Marathon holds a 63 percent interest in Sub Area B and serves as operator.

Also in Equatorial Guinea, Marathon announced an offshore discovery on the Alba Block (Sub Area A).  The successful Deep Luba well, drilled from an Alba production platform, reinforces the additional resource potential of the Alba field in which Marathon holds a 63 percent interest.

In Norway, the company announced its Hamsun discovery located on production license (PL) 150 located approximately six miles south of the Alvheim area on the Norwegian Continental Shelf.  Hamsun well results are being analyzed and possible development scenarios are being examined including a possible tie-back to the Alvheim development.  Marathon holds a 65 percent interest in Hamsun and serves as operator.  In addition, Marathon acquired four new Norwegian exploration licenses (three operated) in the December 2004 APA License Round.

Offshore Angola, Marathon participated in two deepwater discoveries on Blocks 31 and 32.  The Venus-1 discovery represented the company’s fourth successful well on Block 31.  This discovery, along with the three previously announced discoveries on Block 31, form the basis for a planned development of the Northeast Development Area.  In addition, Marathon participated in a well on the Palas prospect in the southern portion of Block 31.  The Palas-1 well has reached total depth and results will be announced upon government approval.  Also, in the central portion of Block 31, operations are ongoing on the Ceres prospect.  Marathon holds a 10 percent interest in Block 31.

On Angola Block 32, Marathon participated in the Canela-1 discovery, the second discovery on this block.  In addition, a well on the Cola prospect has reached total depth and encountered hydrocarbons, but additional work will be required to determine commerciality.  Lastly, a well on the Gengibre prospect has reached total depth and results will be announced following government approval.  Marathon holds a 30 percent interest in Block 32.

In the Gulf of Mexico, Marathon and its partners in the Neptune Unit announced the results of the Neptune-7 appraisal well which, along with data from other Neptune wells, is being used to assess development options for the field.  Front End Engineering and Design (FEED) for a Neptune development is anticipated to result in project sanction around mid-year 2005.  Marathon holds a 30 percent interest in the Neptune Unit.

Strengthened Core Areas

During 2004, Marathon continued to make significant progress in advancing key development projects that will help serve as the basis for the company’s production growth profile in the coming years.

In Norway, the company made substantial progress in advancing the development of the Marathon-operated Alvheim area.  A key milestone occurred in October when the Norwegian Ministry of Petroleum and Energy approved the company’s Alvheim PDO which will consist of a floating production, storage and offloading (FPSO) vessel with subsea infrastructure for five drill centers and associated flow lines.  The PDO also outlines transportation of produced oil by shuttle tanker, and transportation of produced natural gas to the existing UK SAGE system using a new 14-inch, 24-mile cross border pipeline.  Tendering for all major construction contracts is nearing completion and Marathon anticipates awarding contracts for FPSO topsides construction and hull modifications during the first quarter 2005.  The approved Alvheim PDO includes the Kneler, Boa and Kameleon fields in which Marathon holds a 65 percent interest and serves as operator.

Also during 2004, agreement was reached to utilize the Alvheim infrastructure to develop the nearby Vilje discovery, in which Marathon holds a 46.9 percent interest. The Vilje PDO was submitted by the operator, Norsk Hydro, to the Norwegian Government in December 2004.  The combined Alvheim/Vilje developments are expected to ramp up production to more than 50,000 net barrels per day (bpd) during 2007.

In Equatorial Guinea, Marathon continued its significant expansion programs with the completion and continued ramp-up of production from the condensate expansion project.  As of year-end 2004, gross condensate production averaged approximately 43,000 bpd.  At full capacity, the condensate expansion will increase total liquids production to approximately 57,000 gross bpd (32,000 bpd net to Marathon).  The company’s LPG expansion project is on schedule for start-up during the second quarter of 2005.  The project is mechanically complete and commissioning is in progress.  Upon completion of the LPG expansion, gross liquids production will increase to approximately 79,000 bpd (44,500 bpd net to Marathon) during the second half of 2005.

In Ireland, the An Bord Pleanála announced that it has upheld the Mayo County Council’s decision to grant planning permission for the proposed natural gas terminal at Bellanaboy Bridge, County Mayo, which is to be built to bring gas from the Corrib field ashore.  This decision represents a major step forward for the Corrib gas project, in which Marathon holds an 18.5 percent interest.  Construction began in December and first gas production is targeted for mid-year 2007.

In Libya, Marathon continues to work with its partners, including the Libyan Government, to finalize the terms of the group’s reentry agreement following the lifting of U.S. sanctions in early 2004.  The parties continue to make progress toward a final agreement and they are optimistic that it will be finalized in the near future.  Marathon holds a 16.33 percent interest in the approximately 13 million acre Waha Concession.

Increased Proved Reserve Base

During 2004, Marathon added net proved reserves of 221 mmboe, excluding 2 mmboe of dispositions, while producing 122 mmboe during the year.  Of particular importance is that during 2004 Marathon added approximately 136 mmboe through extensions, discoveries and other additions, which alone more than offset 2004 production.  Over the past three years, the company has added net proved reserves of 782 mmboe, excluding dispositions of approximately 280 mmboe, while producing approximately 411 mmboe.  At year-end, Marathon had estimated proved reserves of 1,139 mmboe.  Capital and exploration costs related to these reserve additions were in-line with previous guidance.

Strengthened MAP Assets

Throughout 2004, MAP remained focused on its strategy of leveraging refining and marketing investments in core markets, as well as expanding and enhancing its asset base while controlling costs.  In doing so, the company has continued its efforts to be a top quartile performer in the U.S. downstream business.

MAP’s Catlettsburg refinery multi-year improvement project was completed during the first quarter.  At a cost of approximately $440 million, the project improves product yields and lowers overall refinery costs while making gasoline with less than 30 parts per million of sulfur, which allowed MAP to meet the Tier II gasoline regulations that became effective on January 1, 2004.

The company also increased its overall crude oil refining capacity during the first quarter from 935,000 bpd to 948,000 bpd after completing a planned turnaround and expansion project at the Garyville, Louisiana, refinery where its total crude oil capacity increased from 232,000 bpd to 245,000 bpd. This expansion marked the first increase in crude distillation capacity since MAP was formed in 1998.

MAP achieved record refinery throughputs during the fourth quarter and full-year 2004.  Crude throughput for the quarter averaged 975,000 bpd, and for the year 939,000 bpd.  Total throughput averaged 1,175,000 bpd for the quarter and 1,110,000 bpd for the year.   This full-year record performance was achieved even though the company had undertaken a significant number of planned turnarounds during the first quarter of 2004 at the Garyville, Louisiana; Catlettsburg, Kentucky; and Canton, Ohio, refineries.

MAP continued progress on its Detroit refinery expansion project during 2004.  The project, which remains on schedule for completion in late 2005, will increase the refinery’s crude processing capacity from 74,000 bpd to 100,000 bpd.

Speedway SuperAmerica LLC continued to post strong same store merchandise sales results during the quarter.  Fourth quarter same store sales were up approximately 10 percent, with full-year sales up approximately 11 percent when compared to full-year 2003 results.

Advanced Integrated Gas Strategy

Marathon continued to progress the company’s integrated gas strategy throughout the year.  This strategy is designed to complement Marathon’s exploration and production operations focusing on accessing low cost stranded natural gas resources and adding value by applying technology and commercial skills to connect those resources to the major consuming markets.

In June 2004, Marathon, the Government of Equatorial Guinea and Compania Nacional de Petroleos de Guinea Ecuatorial (GEPetrol), the National Oil Company of Equatorial Guinea, announced that the parties had reached a final investment decision for the Equatorial Guinea LNG project.  Construction is on schedule for shipment of first cargoes of LNG in late 2007.  This project is expected to be one of the lowest cost LNG operations in the Atlantic basin with an all-in LNG operating, capital and feedstock cost of approximately $1 per million British thermal units (mmbtu) at the loading flange of the LNG plant.  Efforts are underway to acquire additional gas supply and expand the utilization of this LNG facility above and beyond the contract to supply 3.4 million metric tons per year to BG Gas Marketing Ltd. for 17 years.  Marathon also is seeking additional natural gas supplies in the area that could lead to the development of a second LNG train.

During the fourth quarter, Marathon signed an agreement with BP Energy Company under which BP will supply Marathon with 58 billion cubic feet (bcf) of natural gas per year, as LNG, for a minimum period of five years beginning in the second half of 2005.  Marathon will take delivery at the Elba Island, Georgia, LNG regasification terminal where the company holds rights to deliver and sell up to 58 bcf of natural gas per year.  Pricing of the LNG will be linked to the Henry Hub Index.

During 2004, Marathon secured six cargoes of LNG utilizing its Elba Island delivery rights.  The company is continuing to actively seek additional cargoes prior to the start of deliveries under the BP supply agreement.

In addition, Marathon and Syntroleum Corporation successfully completed the construction and operation of a GTL demonstration plant at the Port of Catoosa, Oklahoma.  This GTL project was part of an ultra-clean fuels production and demonstration project sponsored by the U.S. Department of Energy’s (DOE) National Energy Technology Laboratory.  The Catoosa plant, which mirrored a commercial scale plant, successfully demonstrated a fully integrated GTL technology that converted natural gas into a finished fuel, producing more than 5,500 barrels of synthetic products, including ultra-clean diesel fuel, which was delivered to Integrated Concepts Research Corporation (ICRC), a project partner, for fleet vehicle testing in Washington, DC, and Denali National Park, Alaska.  The successful Catoosa GTL plant supports Marathon’s ongoing efforts to explore the potential of GTL technology, and demonstrated how such technology could be incorporated into the design of a commercial GTL facility such as Marathon’s proposed gas processing project in Qatar.

Status of Marathon’s Planned Acquisition of Ashland’s Interest in MAP

Marathon and Ashland Inc. continue to pursue the completion of the previously announced transaction under which Marathon would acquire Ashland’s 38 percent interest in MAP.

Segment Results

Total segment income was $855 million in fourth quarter 2004 and $3.150 billion for full year 2004, compared with $459 million and $2.396 billion in the same periods in 2003.

Exploration and Production

Worldwide upstream segment income totaled $443 million in fourth quarter 2004 and $1.696 billion for the year, compared to $372 million and $1.580 billion in the same periods of 2003.

United States upstream income was $238 million in fourth quarter 2004 and $1.073 billion for the year, compared to $249 million and $1.155 billion in the same periods of 2003.  The decreases were primarily due to lower liquid hydrocarbon and natural gas volumes primarily resulting from base decline, weather-related downtime in the Gulf of Mexico and the sale of the Yates field partially offset by higher liquid hydrocarbon and natural gas prices.  Further, derivative losses totaled $20 million in fourth quarter 2004 and $118 million for the year, compared to losses of $15 million and $91 million in the same periods of 2003.

International upstream income was $205 million in fourth quarter 2004 and $623 million for the year, compared to $123 million and $425 million in the same periods of 2003.  The increases were primarily due to higher liquid hydrocarbon and natural gas prices and volumes partially offset by higher derivative losses.  Derivative losses totaled $21 million in fourth quarter 2004 and $51 million for the year, compared to losses of $8 million and $19 million in the same periods of 2003.

Marathon estimates its 2005 production will average approximately 325,000 to 350,000 barrels of oil equivalent per day (boepd), excluding the impact of any acquisitions, dispositions or potential reentry into Libya.

Refining, Marketing and Transportation

Downstream segment income was $389 million in fourth quarter 2004 and $1.406 billion for the year versus segment income of $97 million and $819 million in the comparable periods of 2003.  This was the best fourth quarter financial performance in MAP’s history.  The improvement in fourth quarter earnings was primarily due to better refining and wholesale marketing margins, which averaged 9.6 cents per gallon in fourth quarter 2004 versus 4.1 cents in the comparable 2003 quarter.  Margins improved primarily due to wider than normal price differentials between sweet and sour crudes, which also allowed MAP to increase its crude oil throughputs last quarter compared to the same quarter last year.  Approximately 60 percent of MAP’s crude oil inputs consist of sour crudes.  Operationally, MAP’s refining system ran very well during the quarter averaging 975,000 barrels of crude oil throughput per day or 103 percent of average system capacity.

The year-over-year increase in segment income primarily reflects higher refining and wholesale marketing margins, which averaged 8.8 cents per gallon versus 6.0 cents in 2003.  Margins improved initially due to the market’s concerns about refiners’ ability to supply the new Tier II low sulfur gasolines which were required effective January 1, 2004 and, more recently, due to concerns about the adequacy of distillate supplies heading into winter.  In addition, the widening in the sweet/sour crude differentials noted above positively affected the total year 2004 results.  The 2003 third quarter also included $34 million of gains from the sale of certain interests in refined product pipelines. For the full year 2004 MAP averaged 939,000 barrels of crude oil throughput per day or 99 percent of average system capacity.

Integrated Gas

Integrated gas segment income was $23 million in fourth quarter 2004 and $48 million for the year, compared with losses of $10 million and $3 million in the same periods of 2003.  The increases were primarily the result of increased earnings from Marathon’s investment in Atlantic Methanol Production Company LLC (AMPCO) and higher income from LNG operations, partially offset by costs associated with ongoing development of certain integrated gas projects and lower margins from gas marketing activities, including recognized changes in the fair value of derivatives used to support those activities.  The AMPCO methanol plant in Equatorial Guinea has been operating at a 95 percent on-stream factor in 2004 and prices have remained strong, averaging nearly $227 per ton for the year.  Additionally, the fourth quarter 2003 results include a loss of $17 million on the termination of two tanker operating leases. The full-year 2003 results also included an impairment charge of $22 million on an equity method investment.

Unallocated Administrative Expenses

Unallocated administrative expenses were higher year-over-year.  Results for 2004 included a $47 million charge related to equity-based compensation, primarily as a result of an increase in Marathon’s common stock price during the year.  Results also included $43 million of costs related to business transformation and outsourcing activities, including $23 million of upfront costs and $20 million of net settlement and curtailment losses on employee benefit plans resulting from workforce reductions.  The outsourcing activities are a part of Marathon’s and MAP’s ongoing business transformation efforts to make the companies more efficient, improve business focus and reduce costs beginning in 2005.

Special Items

During the fourth quarter of 2004, Marathon recorded impairments of $32 million related to unproved properties and $12 million related to producing properties primarily as a result of unsuccessful developmental drilling activity in Russia.

Marathon has two long-term gas sales contracts in the United Kingdom that are accounted for as derivative instruments.  Changes in the mark-to-market valuation of these contracts must be recognized in current period income.  Non-cash effects from the change in the mark-to-market valuation of these contracts were a gain of $111 million in fourth quarter 2004 and a loss of $99 million for the year, compared to losses of $33 million and $66 million in the comparable periods of 2003.  The gain in the fourth quarter of 2004 resulted primarily from the weakening of the 18-month forward gas price curve in the United Kingdom and the annual resetting of these contracts on October 1.  Due to the volatility in the fair value of these contracts, Marathon will continue to exclude these non-cash gains and losses from “net income adjusted for special items.”

During the fourth quarter of 2004, Marathon recognized a $32 million expense related to estimated future obligations to make certain insurance premium payments related to past loss experience.

- xxx -

In addition to net income determined in accordance with generally accepted accounting principles (GAAP), Marathon has provided supplementally “net income adjusted for special items”, a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties.  Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to Marathon’s ongoing operations.  A reconciliation between GAAP net income and “net income adjusted for special items” is provided in a table on page 1.  “Net income adjusted for special items” should not be considered a substitute for net income as reported in accordance with GAAP.

Management, as well as certain investors, uses “net income adjusted for special items” to evaluate Marathon’s financial performance between periods.  Management also uses “net income adjusted for special items” to compare Marathon’s performance to certain competitors.

This release contains forward-looking statements with respect to the timing and levels of the company’s worldwide liquid hydrocarbon and natural gas and condensate production, future exploration and drilling activity, a plan for development and operation of the Alvheim and Vilje Fields, additional reserves, the LPG expansion project, a LNG project, timing of completion of refinery improvement projects and the proposed acquisition of Ashland’s 38 percent interest in MAP. Some factors that could potentially affect worldwide liquid hydrocarbon and natural gas and condensate production, the exploration and drilling activities and the Alvheim development include pricing, supply and demand for petroleum products, amount of capital available for exploration and development, occurrence of acquisitions/dispositions of oil and gas properties, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. In addition to the foregoing factors, the plan for development and operation of the Vilje Field may be affected by delays in obtaining Norwegian regulatory approval.  The forward-looking information related to reserve additions is based on certain assumptions, including, among others, presently known physical data concerning size and character of reservoirs, economic recoverability, technology development, future drilling success, production experience, industry economic conditions, levels of cash flow from operations and operating conditions.  Some factors that could affect the LPG expansion project include unforeseen problems arising from construction and unforeseen hazards such as weather conditions.  Factors that could affect the proposed LNG project include unforeseen problems arising from construction, inability or delay in obtaining necessary government and third party approvals, unanticipated changes in market demand or supply, environmental issues, availability or construction of sufficient LNG vessels, and unforeseen hazards such as weather conditions. Factors that could impact the timing of completion of refinery projects include unforeseen problems arising from construction, regulatory approval constraints, and unforeseen hazards such as weather conditions. Some factors that could affect the proposed acquisition of Ashland’s 38 percent interest in MAP include a favorable tax ruling from the U.S. Internal Revenue Service, opinions of outside tax counsel, Ashland shareholder approval, Ashland public debt holder consents, and updated Ashland solvency opinions. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements.  In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2003 and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

In connection with the proposed transfer to Marathon Oil Corporation by Ashland Inc. of its interest in Marathon Ashland Petroleum LLC and other related businesses, each of Marathon, New EXM Inc. and ATB Holdings Inc. has filed with the U.S. Securities and Exchange Commission a registration statement on Form S-4 that included a preliminary proxy statement of Ashland and a prospectus of Marathon, New EXM and ATB Holdings.  Investors and security holders are urged to read the preliminary proxy statement/prospectus, which is available now, and the definitive proxy statement/prospectus, when it becomes available, because it contains and will contain important information.  Investors and security holders may obtain a free copy of the preliminary proxy statement/prospectus and the definitive proxy statement/prospectus (when it is available) and other documents filed by Marathon, Ashland, New EXM and ATB Holdings with the SEC at the SEC’s web site at www.sec.gov.  The definitive proxy statement/prospectus and other documents filed by Marathon may also be obtained for free from Marathon by calling Investor Relations at 713-296-4171.

The company will conduct a conference call with analysts covering fourth quarter and full-year results on Jan. 27, 2005, at 2 p.m. EST.  To listen to the Web cast of the conference call, visit the Marathon Web site at www.marathon.com.  Replays of the Web cast will be available through Feb. 10, 2005.  Quarterly financial and operational information also is provided on the Web site at http://www.marathon.com/Investor_Center/Investor_Relations/ in the Quarterly Investor Packet.

Media Relations Contacts:	Paul Weeditz	713-296-3910
	Susan Richardson	713-296-3915

Investor Relations Contacts:	Ken Matheny	713-296-4114
	Howard Thill	713-296-4140

Condensed Consolidated Statement of Income (unaudited)

	4th Quarter Ended December 31		Twelve Months Ended December 31
(Dollars in millions, except per share data)	2004	2003	2004	2003

Revenues and Other Income:
Sales and other operating revenues (including consumer excise taxes)	$14,183	$11,034	$49,598	$40,963
Income from equity method investments	62	29	170	29
Net gains on disposal of assets	11	(3)	36	166
Gain (loss) on ownership change in Marathon Ashland Petroleum LLC	—	—	2	(1)
Other income	50	41	101	77
Total revenues and other income	14,306	11,101	49,907	41,234

Costs and Expenses:
Cost of revenues (excludes items shown below)	11,576	9,010	39,992	32,296
Consumer excise taxes	1,136	1,074	4,463	4,285
Depreciation, depletion and amortization	321	302	1,217	1,144
Selling, general and administrative expenses	262	246	1,025	946
Other taxes	96	68	338	299
Exploration expenses	94	48	202	180
Total costs and expenses	13,485	10,748	47,237	39,150

Income from Operations	821	353	2,670	2,084
Net interest and other financial costs	32	13	161	186
Minority interest in income of Marathon Ashland Petroleum LLC	147	35	532	302
Minority interest in loss of Equatorial Guinea LNG Holdings Limited	(2)	—	(7)	—

Income from Continuing Operations before Income Taxes	644	305	1,984	1,596
Provision for income taxes	215	106	727	584

Income from Continuing Operations	429	199	1,257	1,012

Discontinued Operations	—	286	4	305

Income Before Cumulative Effect of Changes in Accounting Principles	429	485	1,261	1,317
Cumulative effect of changes in accounting principles	—	—	—	4

Net Income	$429	$485	$1,261	$1,321

Income from Continuing Operations
Per share – basic	$1.24	$0.64	$3.74	$3.26
Per share – diluted	$1.23	$0.64	$3.72	$3.26

Net income
Per share – basic	$1.24	$1.57	$3.75	$4.26
Per share – diluted	$1.23	$1.57	$3.73	$4.26

Dividends paid per share	$0.28	$0.25	$1.03	$0.96

Weighted average shares, in thousands
Basic	345,507	310,347	336,485	310,129
Diluted	347,416	310,819	338,253	310,326

The following notes are an integral part of this Consolidated Statement of Income.

Selected Notes to Financial Statement (unaudited)

1.               Marathon Oil Corporation (Marathon) is engaged in worldwide exploration and production of crude oil and natural gas; domestic refining, marketing and transportation of crude oil and petroleum products primarily through its 62 percent owned subsidiary, Marathon Ashland Petroleum LLC; and integrated gas.

2.               Effective January 1, 2004, Marathon realigned its segment reporting to reflect a new business segment, Integrated Gas. This segment includes Marathon’s LNG operations in Alaska and Equatorial Guinea, the AMPCO methanol plant operations in Equatorial Guinea, the Elba Island, Georgia, LNG regasification business and certain other natural gas marketing and transportation activities, along with expenses related to the continued development of an integrated gas business.  These activities were previously reported in the Other Energy Related Businesses (“OERB”) segment, which has been eliminated.  Crude oil marketing and transportation activities and costs associated with a GTL demonstration plant, previously reported in OERB, are now reported in the E&P segment.  Refined product transportation activities not included in MAP, also previously reported in OERB, are now reported in the RM&T segment.  All 2003 information has been restated to reflect the new segment structure.

3.               Marathon has two long-term contracts for the sale of natural gas in the United Kingdom.  These contracts expire in September 2009. These contracts were entered into in the early 1990s in support of Marathon’s investments in the East Brae field and the SAGE pipeline.  Contract prices are linked to a basket of energy and other indices.  The contract price is reset annually based on the previous twelve-month changes in the basket of indices. Consequently the prices under these contracts do not track forward gas prices.

These contracts are accounted for as derivative instruments.  Derivatives are required to be recorded in the balance sheet at fair value, as determined in accordance with generally accepted accounting principles, and changes in fair value are recognized in income.  The fair value of these contracts is determined by applying the difference between the contract price and the U.K. forward gas strip price to the expected sales volumes for the next eighteen months under these contracts.  Adjustments to the fair value of these contracts result in non-cash charges or credits to income from operations.  The difference between the contract price and the U.K. forward gas strip price may fluctuate widely from time to time and may result in significant effects to income from operations.

During the fourth quarter of 2004, Marathon recorded a non-cash credit of $111 million to earnings.  The decrease is primarily due to the U.K. 18-month forward gas price curve weakening more than 21 percent during the quarter.

Preliminary Supplemental Statistics (unaudited)

	4th Quarter Ended December 31		Twelve Months Ended December 31
(Dollars in millions, except as noted)	2004	2003	2004	2003

Income from Operations(a)
Exploration & Production
United States	$238	$249	$1,073	$1,155
International	205	123	623	425
E&P Segment Income	443	372	1,696	1,580
Refining, Marketing & Transportation(b)	389	97	1,406	819
Integrated Gas(c)	23	(10)	48	(3)
Segment Income	$855	$459	$3,150	$2,396
Items not allocated to segments:
Administrative Expenses	$(69)	$(73)	$(307)	$(227)
Gain (loss) on U.K. long-term gas contracts	111	(33)	(99)	(66)
Impairment of certain oil and gas properties	(44)	—	(44)	—
Corporate insurance adjustment	(32)	—	(32)	—
Gain on asset disposition	—	—	—	106
Loss on dissolution of MKM Partners L.P.	—	—	—	(124)
Gain on ownership change – MAP	—	—	2	(1)
Income From Operations	$821	$353	$2,670	$2,084

Capital Expenditures(a)
Exploration & Production	$343	$226	$944	$973
Refining, Marketing & Transportation(b)	365	287	784	772
Integrated Gas(c)	235	96	490	131
Corporate	8	11	19	16
Total	$951	$620	$2,237	$1,892

Exploration Expense
United States	$31	$29	$78	$118
International(d)	31	19	92	62
Total	$62	$48	$170	$180

Operating Statistics
Net Liquid Hydrocarbon Production(mbpd)(e)
United States	65.4	98.6	81.2	110.9
Europe	41.6	44.2	39.8	41.5
Other International	19.0	16.8	16.6	11.2
West Africa	36.3	27.7	32.5	27.1
Total International	96.9	88.7	88.9	79.8

Worldwide Continuing Operations	162.3	187.3	170.1	190.7
Discontinued Operations	—	—	—	3.1
Worldwide	162.3	187.3	170.1	193.8

Net Natural Gas Production(mmcfd)(e)(f)
United States	585.3	737.3	631.2	731.6
Europe	330.1	328.4	291.8	298.3
West Africa	81.0	54.8	76.4	65.9
Total International	411.1	383.2	368.2	364.2
Worldwide Continuing Operations	996.4	1,120.5	999.4	1,095.8
Discontinued Operations	—	—	—	74.1
Worldwide	996.4	1,120.5	999.4	1,169.9
Total production (mboepd)	328.4	374.1	336.7	388.8

	4th Quarter Ended December 31		Twelve Months Ended December 31
(Dollars in millions, except as noted)	2004	2003	2004	2003

Operating Statistics (continued)
Average Sales Prices (excluding derivative gains and losses)
Liquid Hydrocarbons ($ per bbl)
United States	$34.84	$26.37	$32.76	$27.02

Europe	42.85	29.10	37.16	28.50
Other International	26.73	18.31	22.56	17.78
West Africa	40.25	26.57	35.11	26.29
Total International	38.72	26.27	33.68	26.24
Worldwide Continuing Operations	37.16	26.32	33.24	26.70
Discontinued Operations	—	—	—	28.96
Worldwide	$37.16	$26.32	$33.24	$26.73

Natural Gas ($ per mcf)
United States	$5.09	$3.91	$4.89	$4.53

Europe	4.66	3.77	4.13	3.36
West Africa	.25	.25	.25	.25
Total International	3.79	3.27	3.33	2.80
Worldwide Continuing Operations	4.55	3.69	4.31	3.95
Discontinued Operations	—	—	—	5.43
Worldwide	$4.55	$3.69	$4.31	$4.05

Average Sales Prices (including derivative gains and losses)
Liquid Hydrocarbons ($ per bbl)
United States	$31.23	$24.95	$29.11	$26.22

Europe	37.42	27.10	33.65	27.27
Other International	26.73	18.09	22.53	17.70
West Africa	40.25	26.57	35.11	26.29
Total International	36.39	25.23	32.11	25.59
Worldwide Continuing Operations	34.31	25.08	30.68	25.96
Discontinued Operations	—	—	—	28.96
Worldwide	$34.31	$25.08	$30.68	$26.00

Natural Gas ($ per mcf)
United States	$5.11	$3.87	$4.85	$4.31

Europe(g)	4.66	3.77	4.13	3.36
West Africa	.25	.25	.25	.25
Total International	3.79	3.27	3.33	2.80
Worldwide Continuing Operations	4.57	3.67	4.29	3.81
Discontinued Operations	—	—	—	5.43
Worldwide	$4.57	$3.67	$4.29	$3.91

	4th Quarter Ended December 31		Twelve Months Ended December 31
(Dollars in millions, except as noted)	2004	2003	2004	2003

MAP
Refinery Runs (mbpd)
Crude Oil Refined	974.7	898.9	938.7	917.5
Other Charge and Blend Stocks	200.4	183.7	171.2	138.1
Total	1,175.1	1,082.6	1,109.9	1,055.6

Refined Product Yields(mbpd)
Gasoline	644.3	612.0	607.6	567.4
Distillates	328.1	296.0	299.6	283.7
Propane	22.2	20.1	21.8	21.0
Feedstocks and Special Products	83.9	69.7	93.9	93.6
Heavy Fuel Oil	34.0	26.5	25.1	23.9
Asphalt	80.7	67.8	77.0	71.6
Total	1,193.2	1,092.1	1,125.0	1,061.2

Refined Product Sales Volumes(mbpd)	1,414.1	1,354.7	1,399.6	1,357.0
Matching buy/sell volumes included in refined product sales volumes (mbpd)	45.7	36.6	70.7	64.0

Refining and Wholesale Marketing Margin(h)(i)	$0.0959	$0.0407	$0.0877	$0.0601

Speedway SuperAmerica LLC
Number of SSA retail outlets	1,669	1,775	—	—
SSA Gasoline and Distillate Sales(j)	793	806	3,152	3,332
SSA Gasoline and Distillate Gross Margin(h)	$0.1219	$0.1145	$0.1186	$0.1229
SSA Merchandise Sales	$581	$547	$2,335	$2,244
SSA Merchandise Gross Margin	$145	$136	$571	$555

(a)               In January 2004, Marathon changed its business segments to fully reflect all the operations of the integrated gas strategy within a single segment and has realigned its segment reporting to reflect a new business segment, Integrated Gas.  Segment income and capital expenditures for previous quarters in 2003 have been revised to reflect this change.

(b)              Includes MAP at 100%.  RM&T segment income includes Ashland’s 38% interest in MAP of $151 million, $540 million, $38 million and $303 million in the fourth quarter and twelve months year-to-date 2004 and 2003, respectively.

(c)               Includes Equatorial Guinea LNG Holdings Limited at 100%.

(d)              Excludes $32 million impairment of unproved oil and gas properties.

(e)               Amounts reflect production after royalties, excluding the U.K., Ireland and the Netherlands where amounts are before royalties.

(f)                 Includes gas acquired for injection and subsequent resale of 17.5, 19.3, 25.1, and 23.4 mmcfd in the fourth quarter and twelve months year-to-date 2004 and 2003, respectively.

(g)              Excludes non-cash mark-to-market effects of the U.K. long-term contracts.  See note 3 on page 11.

(h)              Per gallon

(i)                  Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation.

(j)                  Millions of gallons